EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State of Incorporation

Automotive Lease Guide (alg), Inc.	Delaware
Curomax Canada Inc.	Canada
Chrome Systems, Inc.	Delaware
Credit Online, Inc.	Delaware
dealerAccess Canada Inc.	Ontario, Canada
dealerAccess, Inc.	Delaware
DealerTrack Aftermarket Services, Inc.	Delaware
DealerTrack Data Services, Inc.	Delaware
DealerTrack Digital Services, Inc.	Delaware
DealerTrack, Inc.	Delaware
DealerTrack Services Corp.	Delaware
webalg, inc.	Delaware
Curomax Limited	Delaware